UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 15, 2011

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	0-24724

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Heartland Financial USA, Inc. (the “Company”) (NASDAQ: HTLF), a multi-bank holding company headquartered in Dubuque, Iowa, has exited the Troubled Asset Relief Program (the"TARP"), and announced the issuance of approximately $81.7 million in preferred stock under the Small Business Lending Fund (the “SBLF”), with the proceeds to be used to further enhance its small business lending efforts. The SBLF is a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

Issuance of Preferred Stock Under Small Business Lending Fund. On September 15, 2011, under the SBLF, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Treasury”), pursuant to which the Company issued and sold to the Treasury 81,698 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for aggregate proceeds of $81,698,000. The Purchase Agreement is attached as Exhibit 10.1 hereto and incorporated by reference herein.
The Series C Preferred Stock qualifies as Tier 1 capital for the Company. Non-cumulative dividends are payable quarterly on the Series C Preferred Stock, beginning October 1, 2011. The dividend rate is calculated as a percentage of the aggregate Liquidation Amount of the outstanding Series C Preferred Stock and is based on changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Company's banking subsidiaries, Minnesota Bank & Trust, Summit Bank & Trust, Galena State Bank and Trust Company, Arizona Bank & Trust, Riverside Community Bank, Rocky Mountain Bank, Wisconsin Community Bank, New Mexico Bank & Trust and Dubuque Bank and Trust Company (collectively, the “Banks”). Based upon the increase in the Banks' level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period, which is from the date of issuance through September 30, 2011, has been set at 5%. For the 2nd through 10th calendar quarters, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of change in the Banks' level of QSBL. For the 11th calendar quarter through 4.5 years after issuance, the dividend rate will be fixed at between 1% and 7% based upon the increase in QSBL as compared to the baseline. After 4.5 years from issuance, the dividend rate will increase to 9% (including a quarterly lending incentive fee of 0.5%).
The Series C Preferred Stock is non-voting, except in limited circumstances. In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the Series C Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company's Board of Directors. In the event that the Company misses six dividend payments, whether or not consecutive, and if the then outstanding aggregate Liquidation Amount of the Series C Preferred Stock is at least $25,000,000, then the holder of the Series C Preferred Stock will have the right to designate two directors to the Board of Directors of the Company.
The Company may redeem the shares of Series C Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the Liquidation Amount per share and the per share amount of any unpaid dividends for the then-current period, subject to any required prior approval by the Company's primary federal banking regulator.
The Series C Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the Series C Preferred Stock under certain circumstances set forth in Annex E to the Purchase Agreement. The Series C Preferred Stock is not subject to any contractual restrictions on transfer.

Redemption of Series B Preferred Stock. On December 19, 2008, in connection with the Company's participation in the TARP Capital Purchase Program (“CPP”), the Company issued to Treasury 81,698 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation amount $1,000 per share (the “Series B Preferred Stock”). On September 15, 2011, the Company entered into a letter agreement (the “Repurchase Document”) with the Treasury, pursuant to which, the Company redeemed from the Treasury, in part using the proceeds from the issuance of the Series C Preferred Stock, all 81,698 outstanding shares of the Series B Preferred Stock, for a redemption price of approximately $82.0 million, including accrued but unpaid dividends to the date of redemption. The Company remitted a cash payment to Treasury in the amount of approximately $340,000 to cover the difference between the outstanding balance of the Series B Preferred Stock and the proceeds from the issuance of the Series C Preferred Stock.
As a result of its redemption of the Series B Preferred Stock, the Company is no longer subject to the limits provided for under the CPP with respect to future executive compensation decisions and other matters.
The Treasury also holds a warrant (the “Warrant”) to purchase 609,687 shares of the Company's common stock at an exercise price of $20.10 per share. The Company intends to provide Treasury with a timely notice of intent to repurchase the Warrant, thus beginning the process for determining the fair market value of the Warrant. If the Company and Treasury reach agreement on the fair market value of the Warrant, the Company will repurchase and cancel the Warrant.
The Repurchase Document is attached as Exhibit 10.2 hereto and incorporated by reference herein.
Item 3.02.    Unregistered Sales of Equity Securities.
The information set forth in “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.
Item 3.03.    Material Modification to Rights of Securityholders.
The information set forth in “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.03.
The terms of the Series C Preferred Stock impose limits on the Company's ability to pay dividends on and repurchase shares of its common stock and other securities. In general, the Company may declare and pay dividends on its common stock or any other stock junior to the Series C Preferred Stock, or repurchase shares of any such stock, only if after payment of such dividends or repurchase of such shares the Company's Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital (as defined and set forth in the Certificate of Designation), excluding any subsequent net charge-offs and any redemption of the Series C Preferred Stock (the “Tier 1 Dividend Threshold”). The Tier 1 Dividend Threshold is subject to reduction, beginning on the 2nd anniversary and ending on the 10th anniversary of issuance of the Series C Preferred Stock, by 10% for each one 1% increase in the Banks' QSBL over the baseline level.
If, however the Company fails to declare and pay dividends on the Series C Preferred Stock in a given quarter, then during such quarter and for the next three quarters following such missed dividend payment the Company may not pay dividends on or repurchase any common stock or any other securities that are junior to (or in parity with) the Series C Preferred Stock, except in very limited circumstances.
If any Series C Preferred Stock remains outstanding on the 10th anniversary of issuance, the Company may not pay any further dividends on its common stock or any other junior stock until the Series C Preferred Stock is redeemed in full.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Article IV of the Company's Certificate of Incorporation, as amended, authorizes the Company's Board of Directors to designate a class or series of preferred stock and to fix the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof. On September 12, 2011, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware for the purpose of amending the Certificate of Incorporation to fix the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Series C Preferred Stock. The Certificate of Designation is attached as Exhibit 3.1 hereto and incorporated by reference herein.
Item 8.01.    Other Events.
On September 15, 2011, the Company issued a press release regarding the issuance of the Series C Preferred Stock and the repurchase of the Series B Preferred Stock. The press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.
Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

3.1	Certificate of Designation of Senior Non-Cumulative Perpetual Preferred Stock, Series C, as filed with the Secretary of State of the State of Delaware on September 12, 2011.

4.1	Form of Stock Certificate for Fixed Senior Non-Cumulative Perpetual Preferred Stock, Series C.

10.1	Securities Purchase Agreement, dated September 15, 2011, between the Company and the Secretary of the Treasury, with respect to the issuance and sale of the Series C Preferred Stock.

10.2	Repurchase Document, dated September 15, 2011, between the Company and the United States Department of the Treasury, with respect to the repurchase of the Series B Preferred Stock.

99.1	Press Release issued by the Company, dated September 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 2011

HEARTLAND FINANCIAL USA, INC.
By:	/s/ John K. Schmidt
Name:	John K. Schmidt
Title:	Executive Vice President, Chief Operating Officer, and Chief Financial Officer